Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SORL Auto Parts, Inc.

No. 1169 Yumeng Road

Ruian Economic Development Zone

Ruian City, Zhejiang Province

People’s Republic of China

We consent to the incorporation by reference in the registration statement on form S-8 dated October 19, 2005 of our report dated March 28, 2005 except for note 12 as to which date is February 28, 2006 relating to the audit of the consolidated financial statements and schedules of SORL Auto Parts, Inc. included in its Amended Annual Report (Form 10-KSBA amendment No. 2) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ROTENBERG AND COMPANY, LLP

Rochester, New York
June 15, 2006